EX-10.1

REDEMPTION AGREEMENT

This Redemption Agreement (“Agreement”) is made as of December 6, 2005 by and between EnerTeck Corporation, a Delaware corporation (“EnerTeck”), on the one hand, and Parrish B. Ketchmark (“Ketchmark”) and Parrish Brian Partners, Inc., a Delaware corporation (“Partners”), on the other hand.

Recitals

WHEREAS, Ketchmark is a former officer and director of EnerTeck and its wholly-owned subsidiary, EnerTeck Chemical Corp. (“EnerTeck Sub”);

WHEREAS, Partners is a company owned and/or controlled by Ketchmark;

WHEREAS, EnerTeck and Partners entered into a certain Consulting Agreement, dated January 9, 2003, as amended, whereby Partners agreed to provide certain consulting services to EnerTeck (the “Consulting Agreement”);

WHEREAS, on September 7, 2005, Ketchmark submitted his resignation as both an officer and director of EnerTeck and EnerTeck Sub;

WHEREAS, in July 2005, EnerTeck issued to Ketchmark 1,000,000 shares (the “Ketchmark Shares”) of EnerTeck’s Common Stock under EnerTeck’s 2005 Stock Compensation Plan for services rendered and to be rendered;

WHEREAS, prior thereto, for services rendered and to be rendered, EnerTeck issued certain warrants to Partners to acquire shares of Common Stock of the Company;

WHEREAS, as a result thereof, Partners currently holds 1,270,000 warrants (the “Partners Warrants”) to acquire an aggregate of 1,270,000 shares of Common Stock of the Company;

WHEREAS, Ketchmark and Partners have agreed to the redemption by EnerTeck of certain of the Ketchmark Shares and Partners Warrants, and EnerTeck is willing to redeem those shares and warrants, on the terms and conditions set forth in this Agreement.

Agreement

NOW, THEREFORE, the parties hereto agree as follows:

1. Redemption of Stock and Warrants. Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined), EnerTeck shall redeem from Ketchmark a total of Five Hundred Thousand (500,000) of Ketchmark’s Shares and Five Hundred Thousand (500,000) of the Partners Warrants, free of any liens, security interests or adverse claims of any party. It is agreed that the balance of the Ketchmark Shares (the “Earned Ketchmark Shares”) and Partners Warrants (the “Earned Partners Warrants”) which are not being redeemed and cancelled as provided herein are deemed fully earned by each of Ketchmark and Partners and EnerTeck has no claim whether now or in the future with respect to Ketchmark’s ownership and entitlement to the Earned Ketchmark Shares and Partners’ ownership and entitlement to the Earned Partners Warrants. EnerTeck agrees to remove the stop-transfer instructions in EnerTeck’s transfer records with respect to the Earned Ketchmark Shares at such time that EnerTeck is legally permitted to do so in accordance with federal and state securities laws. Except as otherwise set forth below, if at any time EnerTeck shall determine to file with the Securities and Exchange Commission a registration statement relating to an offering for its own account or the account of others under the Securities Act of 1933, as amended (the “Act”) of any of its equity securities (other than on Form S-4 or Form S-8 or their then equivalents relating to equity securities to be issued solely in connection with an acquisition of any entity or business or equity securities issuable in connection with employee benefit plans), EnerTeck shall send to Partners written notice of such determination and, if within fifteen (15) days after the effective date of such notice, Partners shall so request in writing, EnerTeck shall include in such registration statement all or any part of the shares of Common Stock underlying the Earned Partners Warrants (the “Warrant Shares”) Partners requests to be registered. Notwithstanding the foregoing, EnerTeck shall not be obligated to register the Partners Warrant Shares if, in the opinion of counsel to EnerTeck, the public sale of the Partners Warrant Shares may be effected without registration under the Act.

2. Consideration and Payment Terms. In consideration for the redemption and cancellation of certain of the Ketchmark Shares and Partners Warrants as herein provided, EnerTeck has (i) agreed to make certain payments and granted certain concessions to each of Ketchmark and Partners as set forth herein, and (ii) has provided other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of Ketchmark and Partners.

3. Closing. The closing in respect hereof shall take place on or before December 6, 2005 at a time and place as the parties shall agree (the “Closing Date”).

4. Closing Documents. On the Closing Date, (i) Ketchmark shall deliver to EnerTeck five (5) stock certificates in denominations of One Hundred Thousand (100,000) shares each evidencing the Ketchmark Shares being redeemed hereunder and an Assignment Separate From Certificate in the form attached hereto as Exhibit A, or such other similar form acceptable to EnerTeck, signed by Ketchmark, and with the signature guaranteed by an eligible financial institution or broker who is a member/participant in a Medallion Program approved by the Securities Transfer Association, Inc. (“Eligible Medallion Participant”), and (ii) Partners shall deliver to EnerTeck Warrant No. W15 evidencing Seven Hundred Sixty-Five Thousand (765,000) Partners Warrants and an Assignment Separate From Warrant in the form attached hereto as Exhibit B signed by Partners, or such other similar form acceptable to EnerTeck, and with the signature guaranteed by an Eligible Medallion Participant, which shall transfer Five Hundred Thousand (500,000) of the Partners Warrants to EnerTeck. As soon as reasonably practicable following the Closing Date, EnerTeck shall cause to be delivered to Partners a replacement Warrant evidencing an aggregate Two Hundred Sixty-Five Thousand (265,000) Partners Warrants representing the balance of Warrant No. 15 not being redeemed as provided herein.

5. Repayment of Loans. EnerTeck hereby agrees that upon the raising of equity financing of at least One Million ($1,000,000) Dollars after the date hereof, EnerTeck will cause the outstanding principal amounts of, and all accrued interest on, the following loans to be repaid in full, subject to receipt by EnerTeck of the promissory notes issued with respect thereto marked paid in full:

Lenders	Principal Amounts

Parrish Brian Partners, Inc.	$30,990
Deborah Dejesus	$ 7,000
Charles Croasdill	$20,000
Charles Davis	$10,000
Parrish B. Ketchmark	$ 3,000

Until such time as the promissory notes shall have been paid in full, nothing in this Agreement shall be deemed to modify or amend any of the terms of the aforesaid promissory notes.

6. Representations and Warranties of EnerTeck. EnerTeck represents and warrants that (a) all corporate action on the part of EnerTeck necessary for the authorization, execution, delivery and performance of this Agreement and the transactions contemplated hereby has been taken, (b) no broker, finder or intermediary has been employed by EnerTeck in connection with this Agreement, and (c) this Agreement constitutes a valid and legally binding obligation of EnerTeck.

7. Representations and Warranties of Ketchmark. Ketchmark represents and warrants as follows:

7.1 Due Authorization. All actions on the part of Ketchmark necessary for the authorization, execution, delivery and performance of this Agreement and the transactions contemplated hereby have been taken; no broker, finder or intermediary has been employed by Ketchmark in connection with this Agreement; and this Agreement constitutes a valid and legally binding obligation of Ketchmark.

7.2 Ownership. Ketchmark owns the Ketchmark Shares being redeemed hereunder, has not transferred or attempted to transfer any interest in the Ketchmark Shares being redeemed hereunder to any person or entity, and has full power and authority to transfer and deliver the Ketchmark Shares being redeemed hereunder, and such of Ketchmark Shares being redeemed hereunder are free and clear of any and all liens, encumbrances, charges, duties and assessments whatsoever.

8. Representations and Warranties of Partners. Partners represents and warrants as follows:

8.1 Due Authorization. All corporate action on the part of Partners necessary for the authorization, execution, delivery and performance of this Agreement and the transactions contemplated hereby have been taken; no broker, finder or intermediary has been employed by Partners in connection with this Agreement; and this Agreement constitutes a valid and legally binding obligation of Partners.

8.2 Ownership. Partners owns the Partners Warrants being redeemed hereunder, has not transferred or attempted to transfer any interest in the Partners Warrants being redeemed hereunder to any person or entity, and has full power and authority to transfer and deliver the Partners Warrants being redeemed hereunder, and such of Partners Warrants being redeemed hereunder are free and clear of any and all liens, encumbrances, charges, duties and assessments whatsoever.

9. Miscellaneous

9.1 Amendment. This Agreement may be amended only by an instrument in writing signed by the party against whom enforcement of any such amendment is sought.

9.2 Entire Agreement. This Agreement contains the entire agreement and understanding of the parties with respect to the entire subject matter hereof, and there are no representations, inducements, promises or agreements, oral or otherwise, not embodied herein.

9.3 Consulting Agreement. The Consulting Agreement is hereby deemed terminated and cancelled with immediate effect and neither EnerTeck nor Partners shall have any further liability or obligation thereunder except for any provisions intended to survive termination thereof.

9.4 Necessary Performance. Each party to this Agreement shall perform any and all acts and execute and deliver any and all documents as may be necessary and proper under the circumstances in order to accomplish the intents and purposes of this Agreement and to carry out its provisions.

9.5 Counsel. Each of the parties recognizes that members of the law firm of Danzig Kaye Cooper Fiore & Kay, LLP (the “Law Firm”), the draftsperson of this Agreement, has rendered advice and counsel in the past to each of the parties hereto. Each of the parties acknowledges that the Law Firm has prepared the Agreement on behalf of EnerTeck and is not representing any of the other parties in an individual capacity and that each party further agrees that each has participated in the preparation of the Agreement and has read and fully understands this Agreement. Each of Ketchmark and Partners acknowledges that he/it has been advised to consult with his/its own attorney regarding this Agreement and has done so to the extent that he/it deems appropriate. Each party hereto releases and relinquishes any claim against the Law Firm or any of its members from any conflict of interest arising or purportedly arising from this Agreement.

9.6 Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware without giving effect to principles of conflicts of law.

9.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. This Agreement shall be effective upon delivery of an executed counterpart via facsimile transmission by EnerTeck to Ketchmark and Partners and by Ketchmark and Partners to EnerTeck.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

ENERTECK CORPORATION

By: /s/ Dwaine Reese
Name: Dwaine Reese
Title: Chief Executive Officer

/s/ Parrish B. Ketchmark
PARRISH B. KETCHMARK

PARRISH BRIAN PARTNERS, INC.

By: /s/ Parrish B. Ketchmark
Name: Parrish B. Ketchmark
Title: President